Exhibit 99.2

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Succession Plan for Chief Executive Officer and Board of Directors

San Diego, February 26, 2019 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today announced a succession plan for its Chief Executive Officer (CEO) and select members of its Board of Directors.

CEO Succession Plan

After nearly 12 years of service as Tandem’s President and CEO, Kim D. Blickenstaff will transition to a newly-created position of Executive Chairman of the Board of Directors. John F. Sheridan will succeed Mr. Blickenstaff, assuming the role of President and CEO effective March 1, 2019. Mr. Sheridan has served as the Company’s Executive Vice President and Chief Operating Officer since April 2013.

“John has been an integral part of our management team, who have worked to build a patient-centric culture of innovation and have transformed the Company to deliver record growth,” said Kim Blickenstaff. “With this in place, now is the right time for me to focus on external and corporate strategy efforts as Executive Chairman. The Board and I are confident in John’s leadership ability to advance the organization’s day-to-day activities and to drive Tandem to the next phase of its success.”

“Under Kim’s visionary leadership, we have become a leading insulin delivery and diabetes technology company,” said John Sheridan. “He has been at the helm since Tandem’s earliest days, staying true to our mission to improve the lives of people with diabetes. He has demonstrated unwavering support for our employees, while building a strong core team, commercializing revolutionary products, and creating a robust pipeline for our future. Kim and I have a collaborative working relationship that I look forward to continuing in our new roles.”

Board of Directors Succession Plan

Dick P. Allen, who has served on the Company’s Board of Directors since 2007, and as Chairman since 2016, will transition to the role of Lead Independent Director. Fred E. Cohen, M.D., D. Phil. will not stand for re-election at the Company’s 2019 Annual Meeting of Stockholders. The Company expects that Mr. Sheridan will be nominated to fill Dr. Cohen’s seat on the Company’s Board of Directors as a Class III director, effective as of the Company’s 2019 Annual Meeting of Stockholders.

“I’d like to express my gratitude and appreciation to Dick for his significant contributions as Chairman and to Fred as a member of our Board,” added Kim Blickenstaff. “We wish Fred continued success and are fortunate to retain Dick’s profound commitment to the diabetes community and his invaluable leadership skills as he assumes this new role of Lead Independent Director of our Board.”

Kim D. Blickenstaff has served as the Company’s President and Chief Executive Officer and as one of its directors since September 2007. Prior to joining Tandem, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products, from 1988 until its acquisition by Inverness Medical Innovations, Inc. in June 2007. Mr. Blickenstaff previously served as a director of Medivation, Inc., a biotechnology company, from 2005 to 2016, until its acquisition by Pfizer, and as a director of DexCom, Inc., a provider of continuous glucose monitoring systems, from June 2001 to September 2007. He received a B.A. in Political Science from Loyola University, Chicago, and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.

John F. Sheridan has served as the Company’s Executive Vice President and Chief Operating Officer since April 2013. Prior to joining Tandem, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company now operating as Biotelemetry. From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A. from Boston University.

Dick Allen has served on the Company’s board of directors since July 2007 and as Chairman from 2007 to 2013. Mr. Allen was the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field, until July 2009. Mr. Allen was a co-founder of Caremark, Inc., a home infusion therapy company that was later acquired by Baxter International and served as a Vice President from its inception in 1979 until 1986. Mr. Allen was also a co-founder and director of Pyxis Corporation, later acquired by Cardinal Health, Inc. Mr. Allen served as Chairman of the Board of JDRF International from July 2012 until June 2014. Mr. Allen was also a Lecturer at the Stanford University Graduate School of Business for a total of 13 years. Mr. Allen holds a B.S. in Industrial Administration from Yale University and an M.B.A. from Stanford University Graduate School of Business.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience.  The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin delivery system, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslimX2, #tconnect and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at www.linkedin.com/company/TandemDiabetes.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Tandem Diabetes Care Contact Information:

Media: Steve Sabicer, 714-907-6264, ssabicer@thesabicergroup.com

Investors: Susan Morrison, 858-366-6900 x7005, IR@tandemdiabetes.com

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